Exhibit 21.1

LIST OF SUBSIDIARIES OF COACH, INC.

1.	Coach, Inc. (Maryland)
2.	Coach Services, Inc. (Maryland)
3.	504-514 West 34th Street Corp. (Maryland)
4.	Coach Stores Puerto Rico, Inc. (Delaware)
5.	Coach Japan Investments, LLC (Delaware)
6.	516 West 34th Street LLC (Delaware)
7.	Reed Krakoff LLC (Delaware)
8.	Coach Stores Canada, Inc. (Canada)
9.	Coach International Holdings, Inc. (Cayman Islands)
10.	Coach Consulting Dongguan Co. Ltd. (China)
11.	Coach Shanghai Limited (China)
12.	Coach Management (Shanghai) Co., Ltd. (China)
13.	Coach International Limited (Hong Kong)
14.	Coach Hong Kong Limited (Hong Kong)
15.	Coach Manufacturing Limited (Hong Kong)
16.	Coach Italy Services S.r.l. (Italy)
17.	Coach Japan LLC (Japan)
18.	Coach Korea Limited (Korea)
19.	Coach Leatherware India Private Limited (India)
20.	Coach France S.A.S. (France)
21.	Coach Stores Limited (UK)
22.	Coach Spain, S.L. (Spain)
23.	Coach (Gibraltar) Limited (Gibraltar)
24.	Coach International Holdings, Sàrl (Luxembourg)
25.	Coach, Inc. Luxembourg Branch (Luxembourg)
26.	Coach Netherlands B.V. (Netherlands)
27.	Coach Stores, Unipessoal LDA (Portugal)
28.	Coach Singapore Pte. Ltd. (Singapore)
29.	Coach Malaysia SDN. BHD. (Malaysia)
30.	Coach Vietnam Company Limited (Vietnam)